Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266217

PROSPECTUS

APPLIED DNA SCIENCES, INC.

1,496,400 SHARES OF COMMON STOCK ISSUED PURSUANT TO THE EXERCISE OF WARRANTS

This prospectus relates to the resale by the selling stockholder named herein, including its transferees, pledgees or donees, or their respective successors, of up to 1,496,400 shares (the “Shares”) of Applied DNA Sciences, Inc. (the “Company”)’s common stock, $0.001 par value, issuable upon the exercise of warrants (the “Warrants”) to purchase 1,496,400 shares of common stock. Armistice Capital Master Fund Ltd. is the “Selling Stockholder”. For information about the Selling Stockholder, see “Selling Stockholder” on page 30.

Our common stock offered by the Selling Stockholder will be issued pursuant to the exercise of Warrants in accordance with their terms. The Warrants were issued in connection with that certain Securities Purchase Agreement entered into by us with the Selling Stockholder. See “Private Placement of Warrants.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of common stock by the Selling Stockholder, except for funds received from the exercise of Warrants held by the Selling Stockholder, if and when exercised for cash.

The Selling Stockholder may sell shares of common stock (the “Securities”) from time to time in the principal markets on which the common stock is quoted at the prevailing market price, at prices related to prevailing market prices or in negotiated transactions.

The Selling Stockholder may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both.

We are registering the offer and sale of the Securities pursuant to certain registration rights granted to the Selling Stockholder. The timing and amount of any sale of common stock is within the sole discretion of the Selling Stockholder. We do not know when or in what amount the Selling Stockholder may offer the Securities for sale. We will pay the expenses of registering these Securities, including legal and accounting fees. All selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. See “Plan of Distribution.”

Our common stock is traded on The Nasdaq Capital Market under the symbol “APDN”. On July 18, 2022, the closing sales price for our common stock on The Nasdaq Capital Market was $0.82 per share.

The purchase of the common stock offered through this prospectus involves a high degree of risk. You should consider carefully the risk factors beginning on page 14 of this prospectus before purchasing any of the securities offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2022.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, in any prospectus supplement or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or any related free writing prospectus. This prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this prospectus “Applied DNA,” the “Company,” “we,” “us” and “our” refer to Applied DNA Sciences, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to qualify for the “safe harbor” created by those sections. In addition, we may make forward-looking statements in other documents filed with or furnished to the SEC, and our management and other representatives may make forward-looking statements orally or in writing to analysts, investors, representatives of the media and others. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts and include, but are not limited to, statements using terminology such as “can”, “may”, “could”, “should”, “assume”, “forecasts”, “believe”, “designed to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential”, “position”, “predicts”, “strategy”, “guidance”, “intend”, “seek”, “budget”, “project” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and are subject to known and unknown risks, uncertainties and other factors. Accordingly, our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” and “Prospectus Summary – Our Company” set forth in this prospectus and those set forth from time to time in our other filings with the SEC.

Our forward-looking statements address, among other things:

•	our expectations of future revenues, expenditures, capital or other funding requirements;

•	the adequacy of our cash and working capital to fund present and planned operations and growth;

•	the substantial doubt relating to our ability to continue as a going concern;

•	our business strategy and the timing of our expansion plans;

•	demand for our Therapeutic DNA Production Services;

•	our expectations concerning existing or potential development and license agreements for third-party collaborations and joint ventures;

•	regulatory approval and compliance for our Therapeutic DNA Production Services;

•	the effect of governmental regulations generally;

•	our expectations of when regulatory submissions may be filed or when regulatory clearances or approvals may be received;

•	our expectations concerning product candidates for our technologies; and

•	our expectations of when or if we will become profitable.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the inherent uncertainties of product development based on our new and as yet not fully proven technologies;

•	the risks and uncertainties regarding the actual effect on humans of seemingly safe and efficacious formulations and treatments when tested clinically;

•	the inherent uncertainties associated with clinical trials of product candidates;

•	the inherent uncertainties associated with the process of obtaining regulatory clearance or approval to market product candidates;

•	the inherent uncertainties associated with commercialization of products that have received regulatory clearance or approval;

•	economic and industry conditions generally and in our specific markets;

•	we may conduct a reverse stock split of our common stock to meet the requirements of Nasdaq which may adversely impact the market price and liquidity of our common stock;

•	the volatility of, and decline in, our stock price; and

•	our current lack of financing for operations and our ability to obtain the necessary financing to fund our operations and effect our strategic development plan.

All forward-looking statements and risk factors included in this prospectus and the documents incorporated herein by reference are made as of the date hereof, or in the case of documents incorporated by reference, the original date of any such documents, based on information available to us as of such date, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make updates with respect to other forward-looking statements or that we will make any further updates to those forward-looking statements at any future time.

Any of the assumptions underlying the forward-looking statements contained in this prospectus and the documents incorporated herein by reference could prove inaccurate and, therefore, we cannot assure you that the results contemplated in any of such forward-looking statements will be realized. Based on the significant uncertainties inherent in these forward-looking statements, the inclusion of any such statement should not be regarded as a representation or as a guarantee by us that our objectives or plans will be achieved, and we caution you against relying on any of the forward-looking statements contained herein.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you carefully read this summary, to fully understand our company and this offering and its consequences to you, you should read this entire prospectus and any related free writing prospectus authorized by us, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 14, and any related free writing prospectus, as well as the other documents that we incorporate by reference into this prospectus, including our financial statements and the notes to those financial statements, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended September 30, 2021, filed on December 9, 2021, as amended by Amendment No. 1 filed on December 14, 2021, as further amended by Amendment No. 2 filed on January 28, 2022, our Quarterly Report on Form 10-Q for the three month period ended December 31, 2021, filed on February 10, 2022, and our Quarterly Report on Form 10-Q for the three and six- month periods ended March 31, 2022, filed on May 12, 2022. Please read “Where You Can Find More Information” on page 35 of this prospectus.

Our Company

Overview

Applied DNA Sciences is a biotechnology company developing technologies to produce and detect deoxyribonucleic acid (“DNA”). Using the polymerase chain reaction (“PCR”) to enable both the production and detection of DNA, we operate in three primary business markets: (i) the manufacture of DNA for use in nucleic acid-based therapeutics (“Therapeutic DNA Production Services”); (ii) the detection of DNA in molecular diagnostics testing services (“MDx Testing Services”); and (iii) the manufacture and detection of DNA for industrial supply chain security services (“DNA Tagging and Security Products and Services”).

Our growth strategy is to primarily focus our resources on the further development, commercialization, and customer adoption of our Therapeutic DNA Production Services, including the expansion of our contract development and manufacturing operation (“CDMO”) for the manufacture of DNA for nucleic acid-based therapies and the development of our own product candidates in veterinary health. To offset these development costs, we plan to leverage our MDx Testing Services and our DNA Tagging and Security Products and Services business to generate cashflows.

Therapeutic DNA Production Services

Through our LinearRx, Inc. (“LRx”) subsidiary we are developing and commercializing the LinearDNA (“linDNA”) platform. The linDNA platform enables the rapid, efficient, and large-scale cell-free manufacture of high-fidelity DNA sequences for use in nucleic acid-based therapeutics. The linDNA platform enzymatically produces a linear form of DNA we call ‘linDNA’ that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years.

We believe our enzymatic linDNA platform has numerous advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, the linDNA platform does not require living cells and instead amplifies DNA via the enzymatic process of PCR. The linDNA platform is simple, with only four ingredient inputs, and can rapidly produce very large quantities of DNA without the need for complex purification steps.

We believe the key advantages of the linDNA platform include:

•	Speed – Production of linDNA can be measured in terms of hours, not days and weeks as is the case with plasmid-based DNA manufacturing platforms.

•	Scalability – linDNA production takes place on efficient bench-top instruments, allowing for rapid scalability in a minimal footprint.

•	Purity – DNA produced via PCR is pure, resulting in only large quantities of only the target DNA sequence. Unwanted DNA sequences such as plasmid backbone and antibiotic resistance genes, inherent to plasmid DNA, are not present in linDNA.

•	Simplicity – The production of linDNA is streamlined relative to plasmid-based DNA production. linDNA requires only four ingredients, does not require living cells or complex fermentation systems and does not require multiple rounds of purification.

•	Flexibility – DNA produced via the linDNA platform can be easily chemically modified to suit specific customer applications. In addition, the linDNA platform can produce a wide range of complex DNA sequences that are difficult to produce via plasmid-based DNA production platforms. These complex sequences include inverted terminal repeats (ITRs) and polyadenylation sequences (poly (A) tail) important to gene therapy and mRNA therapies, respectively.

Preclinical studies have shown that linDNA is substitutable for plasmid DNA in numerous nucleic acid-based therapies, including:

•	therapeutic and prophylactic DNA vaccines;

•	DNA templates for in vitro transcription to produce ribonucleic acid (“RNA”), including messenger RNA (“mRNA”); and

•	adoptive cell therapy manufacturing.

Further, we believe that linDNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

•	viral vector manufacturing for in vivo and ex vivo gene editing;

•	CRISPR-mediated homology-directed repair (“HDR”); and

•	non-viral gene therapy.

As of the fourth quarter of calendar 2021, there were 3,483 gene, cell and RNA therapies in development from preclinical through pre-registration stages, almost all of which use DNA in their manufacturing process. (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q4 2021 Quarterly Report). Due to what we believe are the linDNA platform’s numerous advantages over legacy plasmid-based DNA manufacturing platforms, we believe this large number of therapies under development represents a substantial market opportunity for linDNA to supplant plasmid DNA in the manufacture of nucleic acid-based therapies.

Our linDNA is currently manufactured pursuant to Good Laboratory Practices (“GLP”) that we believe are sufficient for pre-clinical discovery and development of nucleic acid-based therapies. In addition, for indirect clinical use of linDNA (i.e., where linDNA is a starting material but is not incorporated into the final therapeutic product, as is the case with the production of mRNA or certain viral vectors), we believe that high-quality grade GLP linDNA is sufficient for clinical and commercial stage customers of our Therapeutic DNA Production Services. For the direct clinical use of our linDNA (i.e., nucleic acid-based therapies where our linDNA is incorporated into the final therapeutic product, as in the production of DNA vaccines, adoptive cell therapies and certain gene therapies) we believe clinical and commercial stage customers of our Therapeutic DNA Production Services will generally require our manufacturing facilities to meet current Good Manufacturing Practices (“cGMP”). We currently do not have any manufacturing facilities that meet cGMP. We will need to develop and maintain manufacturing facilities that meet cGMP to support customers that wish to use our linDNA for direct clinical use. In the longer term, we believe that the development and maintenance of a cGMP manufacturing facility for linDNA will benefit the entirety of our Therapeutic DNA Production Services business, in both direct and indirect clinical applications.

Our business strategy for the linDNA platform is (i) to utilize our current GLP linDNA production capacity to secure CDMO contracts to supply linDNA to pre-clinical therapy developers, as well as clinical and commercial therapy developers and manufacturers that are pursuing therapeutics that require the indirect clinical use of linDNA; and (ii) upon our development of cGMP linDNA production facilities, to secure CDMO contracts with clinical stage therapy developers and commercial manufactures to supply linDNA for direct clinical use.

In addition, we plan to leverage our Therapeutic DNA Production Services and deep knowledge of PCR to develop and monetize, ourselves or with strategic partners, one or more linDNA-based therapeutic or prophylactic vaccines for the veterinary health market. Currently, we have in-licensed a therapeutic DNA vaccine candidate against canine lymphoma, which accounts for up to 24% of all cancers in canines. Our lymphoma vaccine candidate has been licensed from Takis S.R.L and EvviVax, S.R.L. for exclusive use by the Company in association with our linDNA platform, and is subject to certain commercialization milestones. We believe the linDNA platform provides a substantial advantage to the development and monetization of a therapeutic DNA vaccine against canine lymphoma.

MDx Testing Services

Through Applied DNA Clinical Labs, LLC (“ADCL”), our clinical laboratory subsidiary, we leverage our expertise in DNA detection via PCR to provide and develop clinical molecular diagnostics (“MDx”) testing services. ADCL is a New York State Department of Health (“NYSDOH”) Clinical Laboratory Evaluation Program (“CLEP”) permitted, Clinical Laboratory Improvement Amendments (“CLIA”)-certified laboratory which is currently permitted for virology. In providing MDx testing services, ADCL employs its own or third-party molecular diagnostic tests.

Under our MDx testing services, ADCL provides COVID-19 testing for large populations marketed under our safeCircleTM trademark. Leveraging ADCL’s customizable high-throughput robotic pooled testing workflow and the Cleared4 digital health platform owned and operated by Cleared4 Inc. (the “Cleared4 Platform”), our safeCircle testing service is an adaptable turnkey large population COVID-19 testing solution that provides for all aspects of COVID-19 testing, including test scheduling, sample collection and automated results reporting. Our safeCircle testing service utilizes high-sensitivity robotically pooled real-time PCR (“RT-PCR”) testing to help prevent virus spread by quickly identifying COVID-19 infections within a community, school, or workplace. Our safeCircle COVID-19 testing is performed using either the Company’s internally developed Linea 2.0 RT-PCR Assay, a NYSDOH conditionally approved laboratory developed test (“LDT”) or third-party emergency use authorization (“EUA”)-authorized RT-PCR COVID-19 assays. Our safeCircle testing service also incorporates the Cleared4 Platform to enable large-scale digital test scheduling, in-field sample collection and registration, and results reporting. By leveraging the combination of our robotic pooled workflows and the Cleared4 Platform, our safeCircle testing services typically return testing results within 24 to 48 hours. We provide safeCircle testing services to primary/secondary/higher education institutions, private clients, and businesses and college athletic programs primarily located in New York State.

In addition to our safeCircle testing services, we are currently developing and validating pharmacogenetics (“PGx”) testing services. Our PGx testing services will utilize a 120-target PGx panel test to evaluate the unique genotype of a specific patient to help guide individual drug therapy decisions. Our PGx testing services are designed to interrogate DNA targets on over 35 genes and provide genotyping information relevant to certain cardiac, mental health and pain management drug therapies. We believe the economics of complex MDx testing services such as PGx are more favorable to the Company as compared to high volume, low complexity MDx tests such as COVID-19 testing. Our PGx testing services will require NYSDOH approval prior to initiating our patient testing services. If approved, we plan to commercialize our PGx testing services by offering PGx clinical reference laboratory testing services to other clinical laboratories and healthcare facilities nationwide.

Going forward, our business strategy for ADCL is to leverage our deep knowledge of PCR to develop and commercialize high complexity, high value and differentiated MDx testing services that will be offered to other clinical laboratories and healthcare facilities as clinical reference laboratory testing services. We believe operating as a clinical reference laboratory has several advantages when compared to operating as a typical clinical non-reference laboratory, including:

•	the ability to leverage our deep expertise in PCR to develop and perform high-value esoteric MDx testing services not performed by conventional clinical non-reference laboratories;

•	reduced sample acquisition costs;

•	reduced marketing costs; and

•	a national customer base that may lead to a larger total addressable market.

The clinical reference laboratory services market is forecasted to have incremental growth of $26.0B between 2020 and 2025 with a 6.71% compound annual growth rate. We believe that the rapidly increasing number of specialized MDx tests for early disease detection, disease prognosis, disease risk, companion diagnostics and personalized medicine will drive an increase in the demand for highly specialized MDx clinical reference laboratory services.

DNA Tagging and Security Products and Services

By leveraging our expertise in both the manufacture and detection of DNA via PCR, our DNA Tagging and Security Products and Services allow our customers to use non-biologic DNA tags manufactured on our linDNA platform to mark objects in a unique manner and then identify these objects by detecting the absence or presence of the DNA tag. We believe our DNA tags are not economically feasible nor practical to replicate, and that our disruptive tracking platform offers broad commercial relevance across many industry verticals. The Company’s core DNA Tagging and Security Products and Services, which are marketed collectively as a platform under the trademark CertainT®, include:

•	SigNature® Molecular Tags, which are short non-biologic DNA taggants produced by the Company’s linDNA platform, provide a methodology to authenticate goods within large and complex supply chains for materials such as cotton, leather, pharmaceuticals, nutraceuticals and other products.

•	SigNify® IF portable DNA readers and SigNify consumable reagent test kits provide definitive real-time authentication of the Company’s DNA tags in the field, providing a front-line solution for supply chain integrity backed with forensic-level molecular tag authentication. The Company’s software platform enables customers to track materials throughout a supply chain or product life.

•	fiberTyping®, which uses PCR-based DNA detection to determine a cotton cultivar, and other product genotyping services that utilize PCR-based DNA detection to detect a product’s naturally occurring DNA sequences for the purposes of product provenance authentication and supply chain security.

Our DNA Tagging and Security Products and Services are fully developed, highly scalable, and currently used in several commercial applications. To date, our largest commercial application for our DNA Tagging and Security Products and Services is in the tracking and provenance authentication of cotton. Cotton home textile products utilizing our DNA Tagging and Security Products and Services are available in national retail chains including Costco® and Bed Bath & Beyond®.

We believe that the Uyghur Forced Labor Prevention Act (“UFLPA”), signed into law on December 23, 2021, may be helpful to increase demand for our DNA Tagging and Security Products and Services. The UFLPA establishes a rebuttable presumption that any goods mined, produced, or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region (“XUAR”) of the People’s Republic of China are not entitled to entry to the United States. The presumption applies unless the importer of record has complied with specified conditions and, by clear and convincing evidence, shown that the goods were not produced using forced labor. On June 17, 2022, an implementation strategy for the UFLPA was published that listed DNA tagging as evidence that importers may present to potentially prove that a good did not originate in XUAR or did not benefit from forced labor. Approximately 20% of the world’s cotton garments contain cotton that originated in the XUAR.

Our business plan is to leverage growing consumer demand for product traceability and the newly enacted UFLPA to expand our existing partnerships and seek new partnerships for our DNA Tagging and Security Products and Services with a focus on cotton and synthetic fibers.

SUMMARY OF RISKS

Our business is subject to numerous risks and uncertainties, discussed in more detail in the section “Risk Factors.” These risks include, among others, the following key risks:

•	There is substantial doubt relating to our ability to continue as a going concern.

•	We have produced limited revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

•	Our new emphasis on Therapeutic DNA Production Services and MDx Testing Services may reduce our ability to maintain and expand our existing DNA Tagging and Security Products and Services businesses.

•	We may encounter difficulties in managing our growth, and these difficulties could impair our profitability.

•	If we are unable to expand our DNA manufacturing capacity, we could lose revenue and our business could suffer.

•	Rapidly changing technology and extensive competition in synthetic biology could make the services or products we are developing obsolete or non-competitive unless we continue to develop new and improved services or products and pursue new market opportunities.

•	Our operating results could be adversely affected by a reduction in business with our significant customers.

•	Pharmaceutical and biologic products are highly complex, and if we or our collaborators and customers are unable to provide quality and timely offerings to our respective customers, our business could suffer.

•	Pharmaceutical and biologic-related revenue will be dependent on our collaborators’ and customers’ demand for our manufacturing services.

•	Our safeCircleTM COVID-19 testing service could become obsolete or its utility could be significantly diminished.

•	We may be unable to consistently manufacture or source our products to the necessary specifications or in quantities necessary to meet demand on a timely basis and at acceptable performance and cost levels.

•	We will need to develop and maintain manufacturing facilities that meet current Good Manufacturing Practices.

•	If we fail to successfully identify, finance and develop our linDNA platform, our commercial opportunities in pharmaceuticals and biologics may be limited.

•	The markets for our drug and biologic candidates and synthetic DNA are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

•	The markets for our supply chain security and product authentication solutions are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

•	We compete with life science, pharmaceutical and biotechnology companies, some of whom are our customers, who are substantially larger than we are and potentially capable of developing new approaches that could make our products and technology obsolete or develop their own internal capabilities that compete with our products.

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

•	Pharmaceutical and biologic-related revenue is generally dependent on regulatory approval, oversight and compliance.

•	Our product candidates or the product candidates of our collaborators or customers may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential, or result in significant negative consequences.

•	If the FDA were to begin to enforce regulation of LDTs, we could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements.

•	If we fail to comply with laboratory licensing requirements, we could lose the ability to offer our clinical testing services or experience disruptions to our business.

•	If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations and financial conditions could be adversely affected.

•	If we are unable to continue to retain the services of Dr. Hayward, we may not be able to continue our operations.

•	There are a large number of shares of common stock underlying our outstanding options and warrants and the sale of these shares may depress the market price of our common stock and cause immediate and substantial dilution to our existing stockholders.

•	If we fail to comply with the continuing listing standards of Nasdaq, our securities could be delisted, which could limit investors’ ability to make transactions in our common stock and subject us to additional trading restrictions.

•	If we are unable to obtain additional financing our business operations may be harmed or discontinued.

•	We may have conflicts of interest with our affiliates and related parties, and in the past we have engaged in transactions and entered into agreements with affiliates that were not negotiated at arms’ length.

In addition to the above key factors, as well as other variables affecting our operating results and financial condition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. The statements above and the statements included in “Risk Factors” are important factors that could cause actual results or events to differ materially from those contained in any forward-looking statements made by us or on our behalf. The risks and uncertainties described above and in “Risk Factors” are not the only ones we face. In addition to the factors discussed elsewhere in this prospectus and our other reports and documents filed with the SEC, risks and uncertainties not presently known to us or that we may currently deem immaterial also may impair our business, financial condition, operating results and/or stock price. If any of the risks and uncertainties described above or in “Risk Factors” actually occurs, our business, financial condition, operating results and/or stock price could be harmed. In the foregoing factors and in “Risk Factors”, “volatility in our share price”, “adverse impact on the price (or value) of our shares”, “decline in the price of our common stock” and similar terms also refer to our warrants and shares to be received upon exercise of our warrants.

CORPORATE INFORMATION

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in the State of Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. In December 2008, we reincorporated from Nevada to the State of Delaware.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we established laboratories for the manufacture detection of DNA to support our various business units. In addition, this location also houses our NYSDOH CLEP-permitted, CLIA-certified clinical laboratory where we perform MDx testing. The mailing address of our corporate headquarters is 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.

We maintain a website at www.adnas.com where general information about us is available. The information on, or that may be accessed through, our website is not incorporated by reference into and should not be considered a part of this prospectus.

THE OFFERING

Common stock to be offered:	1,496,400(1)

Terms of the Offering:	The Selling Stockholder will determine when and how to sell the Shares offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds:	We will not receive any proceeds from the sale of Shares in this offering. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholder to the extent they are exercised for cash. In the event we receive proceeds from the cash exercise of the Warrants, we intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital. See the sections titled “Use of Proceeds” and “Selling Stockholder” for additional information.

Risk factors:	You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus, before deciding to invest in our common stock.

The Nasdaq Capital Market symbol:	“APDN”

(1) Represents shares of common stock issuable upon exercise of Warrants held by the Selling Stockholder.

The selling stockholder named in this prospectus may offer and sell up to 1,496,400 shares of our common stock. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “APDN.” Shares of our common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus. We will, however, receive the net proceeds from any warrants that are exercised for cash. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholder for offer and resale, we are referring to the shares of common stock that have been issued to the selling stockholder and the shares of common stock issuable upon exercise of Warrants issued in the Private Placement described in the section titled “Private Placement”. When we refer to the Selling Stockholder in this prospectus, we are referring to the Selling Stockholder identified in this prospectus and, as applicable, its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investment in our securities involves a high degree of risk. In addition to the risks and investment considerations discussed elsewhere in this prospectus or any document incorporated by reference herein, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. We also update risk factors from time to time in our periodic reports on Forms 10-K, 10-Q and 8-K which will be incorporated by reference in this prospectus. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of their investment.

See also the statements contained under the heading “Special Note Regarding Forward Looking Statements” and “Summary of Risks.”

Risks Relating to this Offering:

If you purchase the common stock, you may experience immediate dilution as a result of this offering.

Since the price per share of our common stock being offered may be substantially higher than the net tangible book value per share of our common stock, you may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock that could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock. We may sell shares of our common stock or other securities in any other offering at prices that are higher or lower than the prices paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

The trading price of our common stock has been, and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our stock price is volatile. During the period from July 16, 2021 to July 15, 2022, the closing price of our common stock ranged from a high of $6.81 per share to a low of $0.71 per share. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price and you may lose some or all of your investment.

Risks Relating to Our Business:

There is substantial doubt relating to our ability to continue as a going concern.

We have recurring net losses, which have resulted in an accumulated deficit of $290,712,648 as of March 31, 2022 and $284,122,092 as of September 30, 2021. We have incurred a net loss of $14,278,439 for the fiscal year ended September 30, 2021 and $6,480,708 for the six-month period ended March 31, 2022. At March 31, 2022 and September 30, 2021, we had cash and cash equivalents of $6,512,784 and $6,554,948, respectively. We have concluded that these factors raise substantial doubt about our ability to continue as a going concern for one year from the issuance of the financial statements.

In addition, the report from our independent registered public accounting firm for the year ended September 30, 2021 includes an explanatory paragraph stating that our significant losses and need to raise additional funds to meet our obligations and sustain operations raise substantial doubt about our ability to continue as a going concern. We will continue to seek to raise additional working capital through public equity, private equity or debt financings. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition and results of operations, and we may be unable to continue as a going concern. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all.

We have produced only limited revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

Our operations since inception have produced limited revenues and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company operating in a rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

Our opportunities in pharmaceuticals and biologics will require substantial additional funding. We may not be successful in our efforts to create a pipeline of product candidates, to develop commercially successful products, or to develop commercially successful biologic production. If we fail to successfully identify, finance and develop product candidates and/or fail to develop commercially successful biologic production, our commercial opportunities in pharmaceuticals and biologics may be limited.

We have no pharmaceutical or biologic products approved for commercial sale and have not generated any revenue from pharmaceutical or biologic product sales. Identifying, developing, obtaining regulatory approval and commercializing pharmaceutical and biologic product candidates and biologic production will require substantial additional funding beyond our current available resources and is prone to the risks of failure inherent in drug or biologic development. Developing product candidates and biologic production is expensive, and we expect to spend substantial amounts as we fund our early-stage research projects, engage in preclinical development of early-stage programs and, in particular, advance program candidates through preclinical development and clinical trials.

Investment in pharmaceutical and biologic product development involves significant risk that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, and become commercially viable. We cannot provide any assurance that we will be able to successfully advance any product candidates through the development process or, if approved, successfully commercialize any product candidates.

Even if we receive regulatory approval to market any of our product candidates, we cannot assure you that any such product candidate will be successfully commercialized, widely accepted in the marketplace or be more effective than other commercially available alternatives.

Even if we are able to generate revenue from the sale of any approved pharmaceutical and biologic products, we may not become profitable and may need to obtain additional funding to continue operations. Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our pipeline of product candidates or continue our operations, and cause a decline in the value of our common stock, all or any of which may adversely affect our viability.

Our operating results could be adversely affected by a reduction in business with our significant customers.

Our revenue earned from the sale of product and services for the six-month period ended March 31, 2022 included an aggregate of 51% of our total revenue from one customer. At March 31, 2022, two customers accounted for an aggregate of 74% of our total accounts receivable. Our revenue earned from the sale of products and services for the fiscal year ended September 30, 2021 included an aggregate of 31% of our total revenues from two customers. At September 30, 2021, two customers accounted for an aggregate of 67% of our total accounts receivable. Our revenue earned from the sale of products and services for the fiscal year ended September 30, 2020 included an aggregate of 46% of our total revenues from four customers. At September 30, 2020, four customers accounted for an aggregate of 74% of our total accounts receivable. Generally, our customers do not have an obligation to make purchases from us and may stop ordering our products and services or may terminate existing orders or contracts at any time with little or no financial penalty. The loss of any of our significant customers, any substantial decline in sales to these customers, or any significant change in the timing or volume of purchases by our customers could result in lower revenues and could harm our business, financial condition or results of operations.

Fluctuations in quarterly results may cause a decline in the price of our common stock.

Our revenues and profitability are difficult to predict due to the nature of the markets in which we compete, as well as our recent entry into new markets and products, fluctuating user demand, the uncertainty of current and future global economic conditions, and for many other reasons, including that our operating results are highly dependent on the volume and timing of orders received during a quarter, which are difficult to forecast. Customers generally order on an as-needed basis and we typically do not obtain firm, long-term purchase commitments from our customers. The quarterly fluctuations in operating results described above may cause a decline in the price of our common stock.

The ongoing military conflict between Russia and Ukraine has caused geopolitical instability, economic uncertainty, financial markets volatility and capital markets disruption. Our business, financial condition and results of operations may be materially adversely affected by any negative impact on the capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

In late February 2022, Russia invaded Ukraine, significantly amplifying already existing geopolitical tensions among Russia and other countries in the region and in the west, including the United States. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, the larger overarching tensions, and Ukraine’s military response and the potential for wider conflict have resulted in inflation, financial market volatility and capital markets disruption, potentially increasing in magnitude, and could have severe adverse effects on regional and global economic markets and international relations. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

Third parties may use our products in ways that could damage our reputation.

After our customers have received our products, we do not have any control over their use and our customers may use them in ways that are harmful to our reputation as a supplier of synthetic DNA products. In addition, while we plan to establish a biosecurity program designed to ensure that third parties do not obtain our products for malevolent purposes, we cannot guarantee that these preventative measures, once instituted, will eliminate or reduce the risk of the domestic and global opportunities for the misuse of our products. Accordingly, in the event of such misuse, our reputation, future revenue and operating results may suffer.

Our business could be adversely impacted by inflation.

Increases in inflation may have an adverse effect on our business. Current and future inflationary effects may be driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies as well as the ongoing military conflict between Russia and Ukraine. Continuing increases in inflation could impact the overall demand for our products, our costs for labor, material and services, and the margins we are able to realize on our products, all of which could have an adverse impact on our business, financial position, results of operations and cash flows.

We may encounter difficulties in managing our growth, and these difficulties could impair our profitability.

Currently, we are working simultaneously on multiple projects, expanding our DNA manufacturing capacity as well as targeting several market sectors, including activities in the diagnostics, therapeutics, and the product security sectors. These diversified operations and activities place significant demands on our limited resources and require us to substantially expand the capabilities of our technical, administrative, and operational resources.

If we are unable to manage this growth effectively, our shipments to our customers could be impacted, our time and resources could be diverted from other products and offerings and our business and operating results could suffer. Our ability to manage our operations and costs, including research and development, costs of components, manufacturing, sales and marketing, requires us to continue to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth.

Our new emphasis on Therapeutic DNA Production Services and MDx Testing Services may reduce our ability to maintain and expand our existing DNA Tagging and Security Products and Services businesses.

Our new emphasis on Therapeutic DNA Production Services and MDx Testing Services may divert funding and our limited managerial and other resources from our existing DNA Tagging and Security Products and Services businesses. This may have the effect of reducing opportunities to grow or maintain revenues in our existing businesses while at the same time we may fail to achieve the revenues and growth we seek in our Therapeutic DNA Production Services and MDx Testing Services business.

Risks Relating to Manufacturing, Development, and Industries:

If we are unable to expand our DNA manufacturing capacity, we could lose revenue and our business could suffer.

In order to expand our manufacturing capacity for our DNA production, including our linDNA platform, we need to either build additional internal manufacturing capacity, contract with one or more partners, or both. Our technology and the production process for our DNA production are complex, involving specialized parts, and we may encounter unexpected difficulties in the manufacture, improvement or increasing the capacity of our DNA production, and addressing these difficulties may cause us to divert our time and resources from our other product offerings. There is no assurance that we will be able to continue to increase manufacturing capacity internally or that we will find one or more suitable partners to help us towards this objective, in order to meet the volume and quality requirements necessary for success in our existing and potential markets. Manufacturing and product quality issues may arise as we continue to increase the scale of our production. If our DNA manufacturing equipment and tools do not consistently produce DNA products that meet our customers’ performance expectations, our reputation may be harmed, and we may be unable to generate sufficient revenue to become profitable. Any delay or inability in expanding our manufacturing capacity could diminish our ability to develop or sell our DNA products, which could result in lost revenue and materially harm our business, financial condition and results of operations.

Rapidly changing technology and extensive competition in synthetic DNA could make the services or products we are developing obsolete or non-competitive unless we continue to develop and manufacture new and improved services or products and pursue new market opportunities.

The synthetic DNA industry is characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry demands and standards. Our future success will depend on our ability to continually improve the services we are developing and producing, to develop and introduce new services that address the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of technological and scientific advances. These new market opportunities may be outside the scope of our proven expertise or in areas which have unproven market demand, and the utility and value of new products and services developed by us may not be accepted in the markets served by the new services. Our inability to gain market acceptance of existing products and services in new markets or market acceptance of new products and services could harm our future operating results. Our future success also depends on our ability to manufacture these new and improved products and services to meet customer demand in a timely and cost-effective manner, including our ability to resolve manufacturing issues that may arise as we commence production of any new products and services we develop.

In addition, there is extensive competition in the synthetic DNA industry, and our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological development by others may result in our technologies, as well as products developed using our technologies, becoming obsolete. Our ability to compete successfully will depend on our ability to develop proprietary technologies and services that are technologically superior to and/or are less expensive than our competitors’ technologies and products. Our competitors may be able to develop competing and/or superior technologies and processes and compete more aggressively and sustain that competition over a longer period of time.

Pharmaceutical and biologic products and services are highly complex, and if we or our collaborators and customers are unable to provide quality and timely offerings to our respective customers, our business could suffer.

The process of manufacturing pharmaceutical and biologics and their components is complex, highly-regulated and subject to multiple risks.

Manufacturing biologics is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions.

Our ability to generate revenue in the pharmaceutical and biologic market depends on our ability to manufacture products that meet exacting quality and safety standards. If we are unable to manufacture these products to the required levels, it could have an adverse effect on our business, financial condition, and results of operations and may subject us to regulatory actions, including product recalls, product seizures, injunctions to halt manufacture or distribution, restrictions on our operations, or civil sanctions, including monetary sanctions and criminal actions. In addition, we could be subject to costly litigation, including claims from our collaborators and customers for reimbursement for the cost of our products or other related losses, the cost of which could be significant.

We will need to develop and maintain manufacturing facilities that meet current Good Manufacturing Practices.

Since a primary focus of our business will be contract manufacturing of synthetic DNA, it will be critical for us to be able to produce sufficient quantities of materials required for the manufacture of our product candidates or the product candidates of our collaborators or customers for preclinical testing and clinical trials, in compliance with applicable regulatory and quality standards. If we are unable to provide such manufacturing supplies or fail to do so on commercially-reasonable terms, we may not be able to successfully produce sufficient supply of product candidate(s) or we may be delayed in doing so. Such failure or substantial delay could materially harm our business.

Our customers will rely on us for synthetic DNA and other biological materials that are used in their discovery and development programs. These materials can be difficult to produce and occasionally have variability from the product specifications. Any disruption in the supply of these biological materials consistent with our product specifications could materially adversely affect our business. Although we have control processes and screening procedures, biological materials are susceptible to damage and contamination and may contain active pathogens. We may also have lower yields in manufacturing batches, which can increase our costs and slow our development timelines. Improper storage of these materials, by us or any third-party storage facilities, may require us to destroy some of our biological raw materials or product candidates.

We also face risks that we may fail to synthesize and manufacture our customers’ product candidates in accordance with their product specifications, and the possibility of termination or nonrenewal of the agreement by our customers at a time that is costly or damaging to us.

In addition, the FDA and other regulatory authorities require that our products be manufactured according to cGMP and similar foreign standards relating to methods, facilities, and controls used in the manufacturing, processing, and packing of the product, which are intended to ensure that biological products are safe and that they consistently meet applicable requirements and specifications.

Pharmaceutical manufacturers are required to register their facilities and list their products manufactured after beginning drug manufacturing and then annually thereafter with the FDA and certain state and foreign agencies. If the FDA or a comparable foreign regulatory authority does not approve our customers’ product candidates at any of our proposed contract manufacturer’s facilities, or if we fail to maintain a compliance status acceptable to the FDA or a comparable foreign authority, our customers may need to find alternative manufacturing facilities, which would significantly impact our ability to supply our customers’ product candidates, if approved. Any discovery of problems with a product, or a manufacturing or laboratory facility used by us or our strategic partners, may result in restrictions on the product or on the manufacturing or laboratory facility, including marketed product recall, suspension of manufacturing, product seizure, or a voluntary withdrawal of the drug from the market. We may have little to no control regarding the occurrence of such incidents.

If we were unable to provide a solution in time, our customers’ clinical trials could be delayed, thereby limiting our commercial activities associated with those products. The sale of our customers’ products could contain other defects could adversely affect our business, financial condition, and results of operations. Any failure by us or another third-party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our customers’ candidates and, therefore, affect our business.

Pharmaceutical manufacturers are also subject to extensive pre- and post-marketing oversight by the FDA and comparable regulatory authorities in the jurisdictions where the product is being studied or marketed, which include periodic unannounced and announced inspections by the FDA to assess compliance with cGMP requirements. If an FDA inspection of our facilities reveals conditions that the FDA determines not to comply with applicable regulatory requirements, the FDA may issue observations through a Notice of Inspectional Observations or a “Form FDA 483”. If observations in the Form FDA 483 are not addressed in a timely manner and to the FDA’s satisfaction, the FDA may issue a Warning Letter or pursue other forms of enforcement action. Any failure by us or another contract manufacturers to comply with cGMP or to provide adequate and timely corrective actions in response to deficiencies identified in a regulatory inspection could result in enforcement action that could impact our ability to attract and maintain other contract manufacturing arrangements or lead to a shortage of our customers’ products and harm our business, including withdrawal of approvals previously granted, seizure, injunction or other civil or criminal penalties. The failure of us or another manufacturer to address any concerns raised by the FDA or foreign regulators could also lead to plant shutdown or the delay or withholding of product approval by the FDA in additional indications, or by foreign regulators in any indication. Certain countries may impose additional requirements on the manufacturing of drug products or drug substances, on us as contract manufacturers, as part of the regulatory approval process for products in such countries. The failure by us or other third-party manufacturers to satisfy such requirements could impact our ability to obtain or maintain contract manufacturing arrangements with our customers in one or more countries.

Our business also depends on the ability of our collaborators and customers to manufacture the pharmaceutical or biologic products that incorporate our products. If the FDA determines that our collaborators and customers are not in compliance with FDA laws and regulations, including those governing cGMP regulations, the FDA may deny New Drug Application (“NDA”) or Biologics License Application (“BLA”) approval until the deficiencies are corrected. Even if our collaborators or customers obtain regulatory approval for any of their product candidates, there is no assurance that they will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. If our collaborators or customers are unable to produce sufficient quantities for clinical trials or for commercialization, commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

Pharmaceutical and biologic-related revenue will be dependent on our collaborators’ and customers’ demand for our manufacturing services.

The amount of customer spending on pharmaceutical and biologic development and manufacturing will have an impact on our sales and profitability in the pharmaceutical and biologic market. Our collaborators and customers determine the amounts that they will spend based upon, among other things, available resources, access to capital, and their need to develop new products, which, in turn, are dependent upon a number of factors, including their competitors’ research, development and product initiatives and the anticipated market uptake, and clinical and reimbursement scenarios for specific products and therapeutic areas. Consolidation in the pharmaceutical and biologic industry may impact such spending as customers integrate acquired operations, including R&D departments and manufacturing operations. Any reduction in spending on pharmaceutical and biotechnology development and related services as a result of these and other factors could have a material adverse effect on our business, results of operations and financial condition.

Our safeCircleTM COVID-19 testing service could become obsolete or its utility could be significantly diminished.

Surveillance testing is not regulated by the FDA and Centers for Medicare & Medicaid Services (“CMS”) has stated that CLIA certification is not required to conduct surveillance testing. ADCL is offering its safeCircleTM surveillance testing in compliance with current Centers for Disease Control and Prevention (“CDC”), FDA, CMS and NYSDOH recommendations. The regulatory framework or recommendations regarding COVID-19 Surveillance Testing could change at any time. In addition, our pooled COVID-19 screening testing is conducted via a NYSDOH conditionally approved LDT. In the event that NYSDOH revokes the conditional approval or declines to fully approve the LDT, ADCL will be required to utilize a third-party EUA-authorized COVID-19 assay and potentially stop utilizing pooled testing.

Further, our COVID-19 testing may become obsolete for a variety of reasons, including an end to the current pandemic, mutations in the genome of the SARS-CoV-2 virus, or the development and widespread distribution of a vaccine, including the vaccines developed by Pfizer-BioNTech, Moderna, and Johnson & Johnson for which the FDA has granted emergency use authorization or approval. In addition, the utility of these services will also diminish if positivity rates reach levels high enough to render surveillance testing ineffective or inefficient.

We have limited experience producing and supplying our products. We may be unable to consistently manufacture or source our products to the necessary specifications or in quantities necessary to meet demand on a timely basis and at acceptable performance and cost levels.

As we continue to scale commercially and develop new products, and as our products incorporate increasingly sophisticated technology, it will become more difficult to ensure our products are produced in the necessary quantities while maintaining quality. There is no assurance that we or our third-party manufacturers will be able to continue to manufacture our products so that our technology consistently achieves the product specifications and produces results with acceptable quality. Any future design issues, unforeseen manufacturing problems, such as contamination of our or our manufacturers’ facilities, equipment malfunctions, aging components, quality issues with components and materials sourced from third-party suppliers, or failures to strictly follow procedures or meet specifications, may have a material adverse effect on our brand, business, reputation, results of operations and financial condition and could result in us or our third-party manufacturers losing International Organization for Standardization (ISO) or quality management certifications. If our third-party manufacturers fail to maintain ISO quality management certifications, our customers might choose not to purchase products from us.

In addition, as we scale our commercial operations, we will also need to make corresponding improvements to other operational functions, such as our customer support, service and billing systems, compliance programs and internal quality assurance programs. We cannot assure you that any increases in scale, related improvements and quality assurance will be successfully implemented or that appropriate personnel will be available. As we develop additional products, we may need to bring new equipment online, implement new systems, technology, controls and procedures and hire personnel with different qualifications.

An inability to manufacture products and components that consistently meet specifications, in necessary quantities, at commercially acceptable costs and without significant delays, may have a material adverse effect on our business, results of operations, financial condition and prospects.

We must continue to secure and maintain sufficient and stable supplies of components and raw materials.

Certain disruptions in supply of, and changes in the competitive environment for, components and raw materials integral to the manufacturing of our products may adversely affect our profitability. We use a broad range of materials and supplies in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially and adversely affect our revenues and profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case, may adversely affect our ability to maintain production of our products and achieve profitability. Unforeseen discontinuation or unavailability of certain components, such as enzymes or nucleotides, each of which we currently primarily source from single supplier, could cause backorders as we modify our product specifications to accommodate replacement components. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to manufacture our products and ship them to our customers in a timely fashion, or at all, which would adversely affect our sales, margins and customer relations.

The markets for our drug and biologic candidates and synthetic DNA are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

The principal markets for our drug and biologic candidates and synthetic DNA are intensely competitive. We compete with many existing suppliers and new competitors continue to enter the market. Many of our competitors, both in the United States and elsewhere, are major pharmaceutical, chemical and biotechnology companies, or have strategic alliances with such companies, and many of them have substantially greater capital resources, marketing experience, research and development staff, and facilities than we do. Any of these companies could succeed in developing products that are more effective than the product candidates that we have or may develop and may be more successful than us in producing and marketing their existing products. Some of our competitors that operate in the nucleic-acid based therapeutic, biologics and DNA manufacturing markets include: Precigen, Inc., Aldevron, LLC, Cobra Biologics, Limited, Integrated DNA Technologies, Inc., 4basebio PLC, Ziopharm Oncology, Inc., MaxCyte, Inc., Touchlight Genetics Ltd., Generation Bio, Co., Novartis AG, Kite Pharma, Inc., Juno Therapeutics, Inc., Promega Corporation, OriGene Technologies, Inc., Blue Heron Biotech, LLC, Gene Art, GenScript Biotech Corporation, and others.

We expect this competition to continue and intensify in the future. Our competitors also compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize drug and biologic candidates or other forms of therapeutic DNA that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any drug and biologic candidates and linearDNA that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, drug and biologic candidates and other forms of therapeutic DNA developed by our competitors may render our potential drug and biologic candidates and linear DNA uneconomical or obsolete, and we may not be successful in marketing any drug and biologic candidates and linearDNA we may develop against competitors.

If any of these risks occur, our business, financial condition and results of operations could be significantly harmed.

The markets for our supply chain security and product authentication solutions are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

The principal markets for our supply chain security and product authentication offerings are intensely competitive. We compete with many existing suppliers and new competitors continue to enter the market. Many of our competitors, both in the United States and elsewhere, are major pharmaceutical, chemical and biotechnology companies, or have strategic alliances with such companies, and many of them have substantially greater capital resources, marketing experience, research and development staff, and facilities than we do. Any of these companies could succeed in developing products that are more effective than the products that we have or may develop and may be more successful than us in producing and marketing their existing products. Some of our competitors that operate in the supply chain security and product authentication markets include: AlpVision Sa, Authentix, Inc., Brandwatch Technologies, Inc., Chromologic LLC, Collectors Universe, Inc., DataDot Technology Limited, De La Rue Plc., Digimarc Corporation, DNA Technologies, Inc., Haelixa Ltd., ICA Bremen GmbH, IEH Corporation, Informium AG, opSec Security Group plc., MicroTag Temed Ltd., Nanotech Security Corp., Nokomis, Inc., Oritain Global Limited, SafeTraces, Inc., Selectamark Security Systems plc, SmartWater Technology, Inc., Sun Chemical Corporation, TraceTag International Ltd., TruTag Technologies, Inc., Tailorlux gmbH and YottaMark, Inc.

We expect this competition to continue and intensify in the future.

We compete with life science, pharmaceutical and biotechnology companies, some of whom are our customers, who are substantially larger than we are and potentially capable of developing new approaches that could make our products and technology obsolete or develop their own internal capabilities that compete with our products.

The market for biologics components products and services in the biopharmaceutical development, life science research, and diagnostics space is intensely competitive, rapidly evolving, significantly affected by new product introductions and other market activities by industry participants and subject to rapid technological change. We also expect increased competition as additional companies enter our market and as more advanced technologies become available. We compete with other providers of outsourced biologics components products and services. We also compete with the in-house discovery, development and commercial manufacturing functions of pharmaceutical and biotechnology companies. Many of our competitors, which in some cases are also our customers, are large, well-capitalized companies with significantly greater resources and market share than we have. They may undertake their own development of products that are substantially similar to or compete with our products and they may succeed in developing products that are more effective or less costly than any that we may develop. These competitors may be able to spend more aggressively on product and service development, marketing, sales and other initiatives than we can. Many of these competitors also have:

•	broader name recognition;

•	longer operating histories and the benefits derived from greater economies of scale;

•	larger and more established distribution networks;

•	additional product and service lines and the ability to bundle products and services to offer higher discounts or other incentives to gain a competitive advantage;

•	more experience in conducting research and development, manufacturing and marketing;

•	more experience in entering into collaborations or other strategic partnership arrangements; and

•	more financial, manufacturing and human resources to support product development, sales and marketing and patent and other intellectual property litigation.

These factors, among others, may enable our competitors to market their products and services at lower prices or on terms more advantageous to customers than we can offer. Competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. Additionally, our current and future competitors, including certain of our customers, may at any time develop additional products and services that compete with our products and new approaches by these competitors may make our products, technologies and methodologies obsolete or noncompetitive. We may not be able to compete effectively against these organizations.

In addition, to develop and market our new products, services, technologies and methodologies successfully, we must accurately assess and meet customers’ needs, make significant capital expenditures, optimize our development and manufacturing processes to predict and control costs, hire, train and retain the necessary personnel, increase customer awareness and acceptance of such services, provide high quality services in a timely manner, price our products and services competitively and effectively integrate customer feedback into our business planning. If we fail to create demand for our new products, services or technologies, our future business could be harmed.

The animal health industry is highly competitive.

The animal health industry is highly competitive. Our competitors include standalone animal health businesses, the animal health businesses of large pharmaceutical companies, specialty animal health businesses and companies that mainly produce generic products. We believe many of our competitors are conducting R&D activities in areas in which we are developing products. Several new start-up companies also compete in the animal health industry. We also face competition from manufacturers of drugs globally, as well as producers of nutritional health products. These competitors may have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to developing, manufacturing, marketing and selling their products, initiating or withstanding substantial price competition or more readily taking advantage of acquisitions or other opportunities. Further, consolidation in the animal health industry could result in existing competitors realizing additional efficiencies or improving portfolio bundling opportunities, thereby potentially increasing their market share and pricing power, which could lead to a decrease in our revenue and profitability and an increase in competition. For example, many of our competitors have relationships with key distributors and, because of their size, the ability to offer attractive pricing incentives, which may negatively impact or hinder our relationships with these distributors. In addition to competition from established market participants, new entrants to the animal health medicines and vaccines industry could substantially reduce our market share, render our products obsolete or disrupt our business model.

To the extent that any of our competitors are more successful with respect to any key competitive factor, or we are forced to reduce, or are unable to raise, the price of any of our products in order to remain competitive, our business, financial condition and results of operations could be materially adversely affected. Competitive pressure could arise from, among other things, more favorable safety and efficacy product profiles, limited demand growth or a significant number of additional competitive products being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure animal health products at lower costs than us and the ability of competitors to access more or newer technology than us.

Our research and development efforts for new products may be unsuccessful.

We incur research and development expenses to develop new products and technologies in an effort to maintain our competitive position in a market characterized by rapid rates of technological advancement. Our research and development efforts are subject to unanticipated delays, expenses and technical problems. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. In the event that we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies. Any failure to translate research and development expenditures into successful new product introduction could have an adverse effect on our business.

In addition, research, development, and commercialization of pharmaceutical and biologic products is inherently risky. We cannot give any assurance that any of our pharmaceutical and biologic product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Risks Related to Our Intellectual Property:

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect all or some of these innovations. Given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. There is always the possibility that the scope of the protection gained from one of our issued patents will be insufficient or deemed invalid or unenforceable. We also seek to maintain certain intellectual property as trade secrets. The secrecy could be developed independently, compromised by third parties, or disclosed, intentionally or accidentally, by our employees which would cause us to lose the competitive advantage resulting from these trade secrets.

Intellectual property litigation could harm our business, financial condition and results of operations.

Litigation regarding patents and other intellectual property rights is extensive in the drug and biotechnology industry. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings instituted by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our business.

If a third party claims an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might under these circumstances attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our products. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. A court may decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, a court may order us to pay the other party damages for having violated the other party’s patents. The drug and biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our or our licensor’s issued patents or pending applications or that we or our licensors were the first to invent the technology. During the ordinary course of our business, we do not conduct “prior art” searches before filing a patent application. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

A cybersecurity incident and other technology disruptions could negatively affect our business and our relationships with customers.

We use technology in substantially all aspects of our business operations. The widespread use of technology, including mobile devices, cloud computing, and the internet, give rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including information relating to customers and suppliers, private information about employees, and financial and strategic information about us and our business partners. If we fail to effectively assess and identify cybersecurity risks associated with the use of technology in our business operations, we may become increasingly vulnerable to such risks. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, our preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage.

Risks Related to Regulatory Approval of Our Customer and Collaborator’s Pharmaceutical and Biotherapeutic Product Candidates and Other Legal Compliance Matters:

Pharmaceutical and biologic-related revenue is generally dependent on regulatory approval, oversight and compliance.

The sale and use of our products and services in the pharmaceutical and biologic markets will generally be subject to regulatory approval and oversight, potentially including approval and/or oversight in various foreign jurisdictions. In addition, our pharmaceutical and biologic products and services may be incorporated into products that cannot be marketed in the United States or in many other jurisdictions without approval by the FDA or comparable agencies of other countries or regions. Obtaining such regulatory approvals is costly, time-consuming, uncertain, and subject to unanticipated delays. When, if ever, such approvals will be obtained is unknown. Our revenue in the pharmaceutical and biologic markets is highly dependent upon obtaining such approval.

Federal agencies, including the FDA and Federal Trade Commission, as well as state, local, and foreign authorities, also exercise ongoing review and control of the manufacturing, packaging, labeling, advertising, sale, distribution, and monitoring of pharmaceutical and biologic products. If our or our customers’ pharmaceutical or biologic product candidates or pharmaceutical or biologic products incorporating our products are ever approved, failure to comply with any of these regulations or other requirements could also have an adverse effect on our revenue in the pharmaceutical and biologic markets.

In addition, veterinary vaccines in the United States are subject to review and regulatory approval by the United States Department of Agriculture (“USDA”). The USDA’s Center for Veterinary Biologics is responsible for the regulation of animal health vaccines, including certain immunotherapeutics. All manufacturers of animal health biologicals must show their products to be pure, safe, effective and produced by a consistent method of manufacture as defined under the Virus Serum Toxin Act. Post-approval monitoring of products is required. Reports of product quality defects, adverse events or unexpected results are submitted in accordance with the agency requirements.

Pharmaceutical and biologic-related revenue will be highly dependent on our collaborators’ and customers’ success in obtaining regulatory approval and commercializing their products.

Some of our products will be incorporated into our customers’ products in the pharmaceutical and biologic market that are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. In the United States, to obtain approval from the FDA to market any future pharmaceutical or biologic product that incorporates our technology, our collaborators or customers will be required to submit a New Drug Application (“NDA”) or Biologics License Application (“BLA”). Ordinarily, the FDA requires a company to support an NDA or BLA with substantial evidence of the product candidate’s safety and efficacy in treating the targeted indication based on data derived from adequate and well-controlled clinical trials, including Phase III safety and efficacy trials conducted in patients with the disease or condition being targeted. The process of obtaining such regulatory approvals is expensive, often takes many years if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidate involved. Changes in the regulatory approval process during the development period, changes in or the enactment of additional statutes or regulations, or changes in the regulatory review process may cause delays in the approval or rejection of an application. There is no guarantee that our collaborators and customers will ever be successful in obtaining regulatory approval for any product that incorporates our products or technology. Even if regulatory approval is received, the manufacturing processes, post approval clinical data, labeling, advertising and promotional activities for any such product will be subject to continual requirements of and review by the FDA and other regulatory bodies. Our business may be materially harmed by our collaborators’ and customers’ inability to obtain or maintain regulatory approvals for their products of their failure to comply with applicable regulations.

In addition, we will be dependent on, and have no control over, consumer demand for the products into which our products are incorporated. Consumer demand for our collaborators’ and customers’ products could be adversely affected by, among other things, delays in health regulatory approval, the loss of patent and other intellectual property rights protection, the emergence of competing products, including generic drugs or biosimilars, the degree to which private and government drug plans subsidize payment for a particular product and changes in the marketing strategies for such products. The healthcare industry has changed significantly over time, and we expect the industry to continue to evolve. Some of these changes may have a material adverse effect on our collaborators and customers and thus may have a material adverse effect on our business. If the products into which our products are incorporated do not gain market acceptance, our revenues and profitability may be adversely affected.

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. We have not submitted for, or obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval. Applications for our product candidates could fail to receive regulatory approval for a variety of reasons. This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.

Our or our customers’ product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential, or result in significant negative consequences.

Adverse events or other undesirable side effects caused by our or our customers’ product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by regulatory authorities. Side effects related to a drug or biologic could affect patient recruitment, the ability of enrolled patients to complete the study, and/or result in potential product liability claims.

Additionally, if one or more of our or our customers’ product candidates receives marketing approval, and we or others later identify undesirable side effects or adverse events caused by such products, a number of potentially significant negative consequences could result. Regulatory authorities may withdraw approvals of such product or impose restrictions on distribution. They may require additional warnings or contraindications on the product label that could diminish the usage or otherwise limit the commercial success of the product. We or our customers may be required to change the way the product is manufactured, be forced to suspend manufacturing the product or required to create a risk evaluation and mitigation strategy (“REMS”). In addition, our reputation may suffer. Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

Even if we or our customers obtain regulatory approval for a product candidate, our products will remain subject to extensive regulatory scrutiny.

If any of our or our customers’ product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities. Ongoing regulatory requirements include ensuring that quality control and manufacturing and production procedures conform to cGMP regulations, and we will be subject to continual review and inspections to assess compliance with cGMP regulations and adherence to commitments made in any regulatory filings. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance.

Any regulatory approvals that we or our customers receive for our products will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including the requirement to implement a REMS), or contain requirements for potentially costly post-marketing testing. Any new legislation addressing drug or biologic safety issues could result in delays in product development or commercialization, or increased costs to assure manufacturing compliance. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. Promotional communications with respect to prescription drugs and biologics are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. The holder of an approved NDA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing manufacturing changes to verify the safety and efficacy of our products in general. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval and thereby affect the need for our manufacturing services.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including, but not limited to, requiring withdrawal or recall of the product from the market, imposing civil or criminal penalties, and imposing restrictions on ability to continue to manufacture the product(s). Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our and our customers’ ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our Company and our operating results will be adversely affected.

In addition, the FDA’s regulations, policies or guidance may change and new or additional statutes or government regulations in the United States and other jurisdictions may be enacted that could further restrict or regulate our post-approval manufacturing activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to continue manufacturing products for our customers’ products and/or product candidates, which would adversely affect our ability to generate revenue and achieve or maintain profitability.

If the FDA were to begin to enforce regulation of LDTs, we could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements.

As an LDT, our MDx Testing Services are currently subject to enforcement discretion by the FDA. In October 2014, the FDA issued two draft guidance documents: “Framework for Regulatory Oversight of Laboratory Developed Tests,” which provides an overview of how the FDA would regulate LDTs through a risk-based approach, and “FDA Notification and Medical Device Reporting for Laboratory Developed Tests”, which provides guidance on how the FDA intends to collect information on existing LDTs, including adverse event reports. Pursuant to the Framework for Regulatory Oversight draft guidance, LDT manufacturers would be subject to medical device registration, listing, and adverse event reporting requirements. Many LDT manufacturers would be required to either submit a pre-market application and receive the FDA’s approval before an LDT may be marketed or submit a pre-market notification in advance of marketing. The Framework for Regulatory Oversight draft guidance states that within six months after the guidance documents are finalized, all laboratories will be required to give notice to the FDA. On November 18, 2016, however, the FDA announced that it would not release final versions of these guidance documents and would instead continue to work with stakeholders, the new administration and Congress to determine the right approach. On January 13, 2017, the FDA released a discussion paper on LDTs outlining a possible risk-based approach for FDA and CMS oversight of LDTs. According to the 2017 discussion paper, previously marketed LDTs would not be expected to comply with most or all FDA oversight requirements (grandfathering), except for adverse event and malfunction reporting. In addition, certain new and significantly modified LDTs would not be expected to comply with pre-market review unless the agency determines such tests could lead to patient harm. Since LDTs currently on the market would be grandfathered in, pre-market review of new and significantly modified LDTs could be phased-in over a four-year period, as opposed to the nine years proposed in the Framework for Regulatory Oversight draft guidance. In addition, tests introduced after the effective date, but before their phase-in date, could continue to be offered during pre-market review.

The discussion paper notes that the FDA would focus on analytical and clinical validity as the basis for marketing authorization. The FDA anticipates laboratories that already conduct proper validation should not be expected to experience new costs for validating their tests to support marketing authorization and laboratories that conduct appropriate evaluations would not have to collect additional data to demonstrate analytical validity for FDA clearance or approval. The evidence of the analytical and clinical validity of all LDTs would be made publicly available. LDT manufacturers would be encouraged to submit prospective change protocols in their pre-market submission that outline specific types of anticipated changes, the procedures that will be followed to implement them, and the criteria that will be met prior to implementation.

In addition, legislative proposals addressing the FDA’s oversight of LDTs have been introduced in Congress. For example, in March 2020, the “Verifying Accurate Leading-edge IVCT Development Act of 2020,” or VALID Act, was officially introduced in Congress. The bill proposes a risk-based approach that would subject many LDTs to FDA regulation by creating a new in vitro clinical test, or IVCT, category of regulated products. As proposed, the bill grandfathers many existing LDTs from the proposed premarket approval, quality systems, and labeling requirements, respectively, but would require such tests to comply with other regulatory requirements (e.g., registration and listing, adverse event reporting). The VALID Act was re-introduced in a slightly modified form in June 2021, and the bill continues to be the subject of active discussions. However, we cannot predict if this (or any other bill) will be enacted in its current (or any other) form and cannot quantify the effect of such proposals on our business.

If we fail to comply with laboratory licensing requirements, we could lose the ability to offer our clinical testing services or experience disruptions to our business.

CLIA is a federal law regulating clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention, or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. Clinical laboratories must be certified under CLIA in order to perform testing on human specimens, unless they fall within an exception to CLIA certification, such as research laboratories that test human specimens but do not report patient-specific results for the diagnosis, prevention, or treatment of any disease or impairment of, or the assessment of the health of individual patients. CLIA certification is also required to be eligible to bill Federal and State healthcare programs, as well as many private third-party payers, for diagnostic testing and services. Currently, we are supplying our iCTC capture assay and associated testing services under the research exception to CLIA. If we expand our laboratory testing services so that the research exception no longer applies to our iCTC capture, we will no longer be able to offer these services. Further, if we fail to comply with the CLIA research exception with respect to our iCTC capture assay, we could be found to have violated FDA or CLIA regulations or guidances and could have to stop offering these services and potentially be assessed substantial penalties.

Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

Third party payors are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in the United States in 2010, the ACA was enacted. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. The repeal of or changes in some or all of the ACA and complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect the demand for our product candidates, if we obtain regulatory approval, including: our ability to receive or set a price that we believe is fair for our products; our ability to generate revenue and achieve or maintain profitability; the level of taxes that we are required to pay; and the availability of capital. We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that we receive for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product candidates, if approved.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with applicable laws and regulations of the FDA and other comparable foreign regulatory authorities; provide true, complete and accurate information to the FDA and other comparable foreign regulatory authorities; comply with manufacturing standards we have established; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us.

If we or our customers obtain FDA approval of any of our products and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. We have adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations and financial conditions could be adversely affected.

Healthcare providers, physicians and payors play a primary role in the recommendation and prescription of any product candidates for which our customers may obtain marketing approval. Restrictions under applicable federal, state and foreign healthcare laws and regulations may affect our ability to operate and expose us to areas of risk, including activities that potentially harm consumers and analogous state and foreign laws and regulations.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could, despite our efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our customers’ product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Risks Related to Personnel:

Our failure to manage our growth in operations and acquisitions of new product lines and new businesses could harm our business.

The recent growth in our operations could place a significant strain on our current management resources. We have a limited number of personnel and expect to continue to have a limited number of personnel for the foreseeable future.

To manage such growth, we may need to improve our:

•	operations and financial systems;

•	procedures and controls; and

•	training and management of our employees.

If we are unable to continue to retain the services of Dr. Hayward, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Dr. James A. Hayward, our CEO. On July 28, 2016, we entered into an employment agreement with Dr. Hayward. The initial term was from July 1, 2016 through June 30, 2017, with automatic one-year renewal periods. As of June 30, 2022, the employment contract automatically renewed for an additional year. Loss of the services of Dr. Hayward could significantly harm our business, results of operations and financial condition. We do not maintain key-person insurance on the life of Dr. Hayward.

We may have conflicts of interest with our affiliates and related parties, and in the past we have engaged in transactions and entered into agreements with affiliates that were not negotiated at arms’ length.

We have engaged, and may in the future engage, in transactions with affiliates and other related parties. These transactions may not have been, and may not be, on terms as favorable to us as they could have been if obtained from non-affiliated persons. While an effort has been made, and will continue to be made, to enter into transactions with affiliated persons and other related parties at rates and on terms as favorable as would be charged by others, there will always be an inherent conflict of interest between our interests and those of our affiliates and related parties. The Company may be adversely impacted if any related party agreement or transaction is made on unfavorable terms.

Risks Relating to Our Common Stock and Other Securities:

There are a large number of shares of common stock underlying our outstanding options and warrants and the sale of these shares may depress the market price of our common stock and cause immediate and substantial dilution to our existing stockholders.

As of July 15, 2022, we had 8,982,520 shares of common stock issued and outstanding, outstanding options to purchase 1,063,143 shares of common stock, outstanding warrants to purchase 2,239,963 shares of common stock, and 2,778,556 shares available for grant under our 2005 and 2020 Equity Incentive Plans. The issuance of shares upon exercise of our outstanding options and warrants will cause immediate and substantial dilution to our stockholders and any sale thereof may depress the market price of our common stock.

We may be required to repurchase certain of our warrants.

Under our warrants sold privately that have registration rights, in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

If we fail to comply with the continuing listing standards of Nasdaq, our securities could be delisted, which could limit investors’ ability to make transactions in our common stock and subject us to additional trading restrictions.

Our common stock is listed on Nasdaq under the symbol “APDN”. For our common stock to continue to be listed on Nasdaq, we must meet the current continued listing requirements, which provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days. As of July 15, 2022, the closing price of our common stock was $0.90 per share, and we believe that the minimum bid price fell below $1.00 for a period of 17 consecutive trading days as of July 15, 2022.

We may in the future decide to enact a reverse stock split to comply with Nasdaq’s minimum bid price requirement. However, even if we enact such a reverse stock split, there can be no assurance that we would be able to maintain compliance with Nasdaq’s minimum bid price or other listing requirements. If we were unable to meet these requirements, our common stock could be delisted from Nasdaq. The effect of a reverse stock split on the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of the common stock outstanding resulting from the reverse stock split, effectively reducing our market capitalization, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the Nasdaq prescribed minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors that are unrelated to the number of shares outstanding, including our future performance.

If our common stock were to be delisted from Nasdaq, our common stock could begin to trade on one of the markets operated by OTC Markets Group, including OTCQX, OTCQB or OTC Pink (formerly known as the “pink sheets”), as the case may be. In such event, our common stock could be subject to the “penny stock” rules which among other things require brokers or dealers to approve investors’ accounts, receive written agreements and determine investor suitability for transactions and disclose risks relating to investing in the penny stock market. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

Any material weaknesses in our internal control over financial reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital.

Any failure to remedy deficiencies in our internal control over financial reporting that may be discovered or our failure to implement new or improved controls, or difficulties encountered in the implementation of such controls, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that internal control over our financial reporting is effective. Inferior internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or stockholder litigation, which could have an adverse effect on our results of operations and the market price of our common stock.

In addition, if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

If we are unable to obtain additional financing our business operations may be harmed or discontinued.

Our continuation as a going concern is dependent upon our future revenues and our ability to commercialize more products, obtain additional capital and attain profitable operations. We will require additional funds to complete the continued development and commercialization of our products, product manufacturing, and to fund expected additional losses from operations, until revenues are sufficient to cover our operating expenses. If we are unsuccessful in obtaining any necessary additional financing, we will most likely be forced to reduce or terminate our operations.

We may require additional financing which may in turn require the issuance of additional shares of common stock, preferred stock or other debt or equity securities (including convertible securities) and which would dilute the ownership held by our stockholders.

We may need to raise funds through either debt or the sale of our shares of our common stock in order to achieve our business goals. Any additional shares issued would further dilute the percentage ownership held by the stockholders. Furthermore, if we raise funds in equity transactions through the issuance of convertible securities which are convertible at the time of conversion at a discount to the prevailing market price, substantial dilution is likely to occur resulting in a material decline in the price of your shares. Our public offerings completed in November 2014, April 2015, December 2018, and November 2019, our registered direct offerings during January 2021 and February 2022, our registered direct public offering and concurrent private placement during November 2015, our private placements completed in November 2016, June 2017, and August 2019, and our registered direct offering in December 2017 resulted in dilution to investors and future offerings of securities could result in further dilution to investors.

We may require additional financing in the future, which may not be available or, if available, may be on terms that cause a decline in the value of the shares of our common stock held by stockholders.

If we raise capital in the future by issuing additional securities, our stockholders may experience a decline in the value of the shares of our common stock they currently hold or may acquire prior to any such financing. In addition, such securities may have rights senior to the rights of holders of our shares of common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholder to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Warrants, assuming all the Warrants are exercised at their average exercise price of $2.84, will be $4,249,776. We do not know, however, whether any of the Warrants will be exercised or, if any of the Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised. There are circumstances under which the Warrants may be exercised on a cashless basis. In these circumstances, even if the Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect. We intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these Securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholder will pay any expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of its shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

PRIVATE PLACEMENT OF WARRANTS

On February 21, 2022, we entered into a securities purchase agreement (“Securities Purchase Agreement”) with the Selling Stockholder. Pursuant to the Securities Purchase Agreement, we agreed to sell in a registered direct offering (“Registered Direct Offering”) 1,496,400 Shares of the Company’s common stock, par value $0.001 (“Common Stock”), and/or pre-funded warrants (“Pre-Funded Warrants”) to purchase shares of Common Stock to the extent that the Selling Stockholder determines, in its sole discretion, that the Selling Stockholder would beneficially own in excess of 4.99% (or at the Selling Stockholder’s election, 9.99%). The Pre-Funded Warrants have an exercise price of $0.0001 per share and are immediately exercisable and can be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. Each Share was sold at an offering price of $2.80 and each Pre-Funded Warrant was sold at an offering price of $2.7999 (equal to the purchase price per Share minus the exercise price of the Pre-Funded Warrant). Pursuant to the Securities Purchase Agreement, in a concurrent private placement, the Company also agreed to issue to the Selling Stockholder unregistered warrants (“Common Warrants”) to purchase up to 1,496,400 shares of Common Stock. Each Common Warrant has an exercise price of $2.84 per share, is exercisable six months from the date of issuance and will expire five years from the initial exercise date. The Warrants will not be registered nor listed on any exchange. However, pursuant to the Securities Purchase Agreement, the Company agreed to file a registration statement providing for the resale by the Selling Stockholder of the Shares issuable upon exercise of the Warrants.

SELLING STOCKHOLDER

We have prepared this prospectus to allow the Selling Stockholder we have identified herein, including its transferees, pledgees, donees and successors in interest, to offer for resale up to 1,496,400 shares of our common stock (assuming exercise of all Warrants).

The common stock being offered by the Selling Stockholder is that issuable to the Selling Stockholder upon exercise of the Warrants. For additional information regarding the issuances of those shares of common stock and Warrants, see “Private Placement of Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholder to offer the common stock for resale from time to time.

The registration of the sale of shares of common stock held by the Selling Stockholder does not mean that they will sell or otherwise dispose of all or any of those shares of common stock. The Selling Stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. See “Plan of Distribution.” We do not know the number of shares, if any, that will be offered for sale or other disposition by the Selling Stockholder under this prospectus. Furthermore, the Selling Stockholder may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus. As a result, we cannot estimate the number of shares of common stock the Selling Stockholder will beneficially own after termination of sales under this prospectus. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for the table below.

In accordance with the terms of the Securities Purchase Agreement with the Selling Stockholder, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the Warrants issued pursuant to such Securities Purchase Agreement, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants.

Except as otherwise described in this prospectus, the Selling Stockholder has not, or within the past three years has not had, any position, office or other material relationship with us or any of our affiliates. The Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

The table below sets forth certain information with respect to the Selling Stockholder, including (i) the name of the Selling Stockholder; (ii) the number of shares of our common stock beneficially owned by the Selling Stockholder before this offering; (iii) the maximum number of shares being offered by the Selling Stockholder pursuant to this prospectus; and (iv) the Selling Stockholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but no other shares, if any, held by the Selling Stockholder) are sold.

The table is based on information supplied to us by the Selling Stockholder or in Schedules 13G or 13D and other public documents filed with the SEC, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes information with respect to voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

The percentage of the Selling Stockholder’s ownership before and after this offering is based on 8,982,520 shares of common stock outstanding as of July 15, 2022.

Name and Address of the Selling Stockholder	No. of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to this Offering	No. of Shares of Common Stock Offered by Selling Stockholders(1)	No. and Percentage of Outstanding Shares of Common Stock Beneficially Owned Subsequent to this Offering(2)
Armistice Capital Master Fund Ltd. (3)	1,496,400	14.3%	1,496,400	0; 0%

(1) Assumes all Warrants are exercised.

(2) We have assumed that the Selling Stockholder will not acquire beneficial ownership of any additional securities issued by us during the Offering.

(3) The common shares are issuable upon the exercise of Warrants, which are directly held by (i) Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Warrants are subject to a 4.99% beneficial ownership limitation that prohibits the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our common shares would exceed that ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the Selling Stockholder upon the exercise of the Selling Stockholder’s Warrants purchased in the Private Placement to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholder, which may include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

A Selling Stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus; provided that they meet the criteria and conform to the requirements of those provisions.

In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of shares of common stock, underwriters may receive compensation from the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling stockholder uses an underwriter or underwriters to effectuate the sale of shares of common stock, we and/or it will execute an underwriting agreement with those underwriters at the time of sale of those shares of common stock.

To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those shares of common stock will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the shares of common stock offered by such prospectus supplement if any of such shares of common stock are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholder and certain of its affiliates against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed with the Selling Stockholder to keep the registration statement of which this prospectus forms a part effective until the date on which the Selling Stockholder no longer owns the Warrants or the shares of common stock issuable upon exercise thereof, which are covered by such registration statement.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “APDN.”

LEGAL MATTERS

The validity of the issuance of the Securities offered hereby will be passed upon for us by McDermott Will & Emery LLP, New York, New York.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2021 and 2020, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement Marcum LLP’s report includes an explanatory paragraph relating to our ability to continue as a going concern. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-266217), of which this prospectus is a part, under the Securities Act, to register the shares of common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the Registration Statement. We have omitted from this prospectus some parts of the Registration Statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at http://www.adnas.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, except in each case the information contained in such document to the extent “furnished” and not “filed”:

•	Our Annual Report on Form 10-K for the year ended September 30, 2021, as filed with the SEC on December 9, 2021, as amended by the Form 10-K/A as filed with the SEC on December 14, 2021, as further amended by the Form 10-K/A as filed with the SEC on January 28, 2022;

•	Our Quarterly Reports on Form 10-Q for the three month period ended December 31, 2021, as filed with the SEC on February 10, 2022, and for the three and six month periods ended March 31, 2022, as filed with the SEC on May 12, 2022; and

•	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) as filed with the SEC on November 4, 2021 and February 23, 2022.

•	The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-36745) filed with the Commission on November 13, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the registration statement to which this prospectus forms a part of and prior to the effectiveness of such registration statement or after the date of this prospectus and prior to the termination or completion of the offering of Securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address: Office of the Corporate Secretary, Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, telephone (631) 240-8800.

Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at http://www.adnas.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

1,496,400 Shares

Common Stock

Offered by the Selling Stockholder

PROSPECTUS

July 27, 2022